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                                                                    EXHIBIT 99.1

[KING PHARMACEUTICALS LOGO]

FOR IMMEDIATE RELEASE

                     KING PHARMACEUTICALS REPORTS STATUS OF
                        PEDIATRIC EXTENSION FOR ALTACE(R)

BRISTOL, TENNESSEE, March 24, 2006 - King Pharmaceuticals, Inc. (NYSE:KG) today reported that, in recent communications with the U.S. Food and Drug Administration ("FDA"), the Company has been informed that the data from its completed TOPHAT (Treatment Of Pediatric Hypertension with Altace Trial) clinical trial submitted in support of its supplemental New Drug Application ("sNDA") are insufficient, and the Company believes that, subject to additional discussions with the FDA, it may be necessary to conduct a second clinical trial in order to receive an additional six months of exclusivity beyond patent expiry for the Company's Altace(R) (ramipril) product. In light of this denial, the Company plans to have further discussions with the FDA and provide additional supportive analyses. If necessary, the Company also intends to pursue an additional clinical trial and meet with the FDA to reach agreement on the design of that trial. Should such an additional clinical trial be necessary, and provided that the study is completed and reported to the FDA by the third quarter of 2008 and that the results meet the FDA's requirements, the Company believes it can satisfy the applicable regulations and obtain an additional six months of market exclusivity.

TOPHAT was initiated in response to the FDA's written request for additional information regarding Altace(R) that may produce health benefits in pediatric populations. This request was issued in accordance with the Modernization Act of 1997.

ABOUT ALTACE(R)
Altace(R) is the leading branded ACE inhibitor with multiple indications. Altace(R) is indicated for the treatment of hypertension. Altace(R) has also been shown to reduce the risk of death in stable patients who have demonstrated clinical signs of congestive heart failure within the first few days after sustaining acute myocardial infarction. Based upon the results of the landmark HOPE trial, Altace(R) is also indicated in patients 55 years or older at high risk of developing a major cardiovascular event either because of a history of coronary artery disease, stroke or peripheral vascular disease or because of diabetes that is accompanied by at least one other cardiovascular risk factor (hypertension, elevated total cholesterol levels, low HDL levels, cigarette smoking, or documented microalbuminuria), to reduce the risk of stroke, myocardial infarction, or death from cardiovascular causes. Altace(R) can be used in addition to other needed treatments (such as antihypertensive, antiplatelet or lipid-lowering therapies).

Prescription Altace(R) is not for everyone. Altace(R) may cause swelling of the mouth, tongue, or throat, which could cause extremely serious risk and requires immediate medical care. Altace(R) may lower blood sugar if taken for diabetes. A physician should be contacted if one experiences symptoms of low blood sugar such as sweating or shakiness. Common side effects include persistent dry cough, dizziness, and light-headedness due to low blood pressure. Altace(R) should not be taken during pregnancy, as death or injury to an unborn child may result, or if serious side effects related to previous ACE inhibitors have occurred.

For a copy of the Altace(R) prescribing information, please visit http://www.altace.com.

ABOUT KING PHARMACEUTICALS
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.

FORWARD-LOOKING STATEMENTS
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This release contains forward-looking statements which reflect management's current views of future events and operations, including, but not limited to, statements pertaining to the Company's belief that the FDA may require King to conduct a second clinical trial to complement the sNDA; statements pertaining to the Company's plan to share additional analyses with the FDA; and statements pertaining to the potential for additional market exclusivity beyond patent expiry for Altace(R). Forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause actual results to differ materially from the forward-looking statements include: dependence on the Company's ability to successfully design and complete any required additional clinical trial in connection with the sNDA that the FDA may require to obtain an additional six months of market exclusivity beyond patent expiry for Altace(R); dependence on whether the FDA grants an additional six months of market exclusivity beyond patent expiry pursuant to the Modernization Act of 1997; dependence on the results of the FDA's review of the sNDA; dependence on King's compliance with FDA and other government regulations that relate to the Company's business; and changes in federal and state laws and regulations. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of King's Form 10-K for the year ended December 31, 2005 which is on file with the SEC. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

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                                    Contacts:

   James E. Green, Executive Vice President, Corporate Affairs - 423-989-8125
      David E. Robinson, Senior Director, Corporate Affairs - 423-989-7045


                                EXECUTIVE OFFICES

                           KING PHARMACEUTICALS, INC.
                   501 FIFTH STREET, BRISTOL, TENNESSEE 37620